One Astoria Federal Plaza Lake Success, NY 11042-1085 (516) 327-3000

Dear Shareholder:

We are pleased to provide you with the enclosed prospectus supplement describing the new Astoria Financial Corporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan replaces in its entirety the former Astoria Financial Corporation Automatic Dividend Reinvestment and Stock Purchase Plan (the “Old Plan”), which has been terminated.

Similar to the Old Plan, the new Plan provides our shareholders who elect to participate in the Plan with a simple, convenient and economical way to purchase additional shares of our common stock through the reinvestment of cash dividends and optional cash payments. The Plan also provides us with an economical and flexible mechanism to raise additional capital for general corporate purposes through the sale of our common stock.

The new Plan also (i) allows the Company, in its sole discretion, to offer to shareholders the ability to purchase shares of common stock directly from the Company through optional cash payments at a discount from then-current market prices for shares of common stock, (ii) increases the amount of optional cash purchases that may be made under the plan to a maximum of $10,000 per month, (iii) permits us, in our sole discretion, to grant a waiver of the $10,000 limit and to offer a separate discount on the shares purchased pursuant to a waiver, (iv) allows participants the option to reinvest a portion of the cash dividends on their shares of our common stock in addition to the previous options of reinvesting all or none of the cash dividends and (v) increases the total number of newly issues shares authorized for issuance under the plan. As was the case with the Old Plan, you pay no processing fees or brokerage commissions when dividends are reinvested through the Plan or when you make optional cash purchases under the Plan.

Any registered owner of one or more shares of our common stock may participate in the Plan. If you are a “beneficial owner” of our common stock, you may participate by either having shares transferred into your own name, or by making arrangements with your broker, bank or other nominee in whose name your shares are held to participate in the Plan on your behalf.

Participation in the Plan is voluntary. If you do not choose to participate in the Plan, you will continue to receive cash dividends, as declared, in the usual manner. If you are currently a participant in the Old Plan, then you are automatically a participant in the Plan in the same manner, and to the same extent, as you participated in the Old Plan unless you elect to terminate your participation in the Plan or wish to change your participation in some way (such as by opting for partial reinvestment rather than full reinvestment of your cash dividends).

Registered holders may enroll in the Plan, and current Plan participants may change their investment options, at any time by completing and signing the enclosed Enrollment Form and returning it to the Administrator of the Plan, Computershare Trust Company, N.A., at P.O. Box 30170, College Station, TX 77842-3170, in the provided return envelope. Registered holders may also enroll in the Plan online by accessing their account at www.computershare.com/investor. Additional copies of the Enrollment Form may be obtained from the Administrator at the above address or by calling the Administrator at 1-800-301-3563 (if you are inside the United States or Canada) or 1-201-680-6578 (if you are outside the United States or Canada).

Please note that, if you are an employee or director of Astoria Financial Corporation or Astoria Federal Savings and Loan Association, you may enroll in the Plan as provided above and you may elect to reinvest all or a portion of your cash dividends, but you may not make optional cash purchases pursuant to the Plan.

Before electing to participate in the Plan, we urge you to carefully read the enclosed prospectus supplement, which describes and constitutes the Plan, and the related prospectus. You should retain the prospectus supplement and prospectus for future reference.

The reinvestment of cash dividends in accordance with the Plan will commence with the first quarter 2014 dividend. If you would like your participation in the Plan to begin with the first quarter 2014 dividend, you must be enrolled in the Plan no later than the dividend record date established by our Board of Directors. Typically, the record date for our first quarter dividend is on or about February 15th. If you choose not to participate in the Plan at this time, you may elect to participate in the Plan at any time in the future.

Thank you for your continued interest in Astoria Financial Corporation.

Sincerely,

Monte N. Redman

President and Chief Executive Officer